Exhibit 99.2

Animal Health Business of

Bayer Aktiengesellschaft

Unaudited Condensed Combined
Interim Financial Statements

Nine Months Ended

September 30, 2019

Animal Health Business of Bayer Aktiengesellschaft Unaudited Condensed Combined Interim Financial Statements

Contents
Unaudited Condensed Combined Interim Financial Statements	3
Unaudited Condensed Combined Statements of Income	4
Unaudited Condensed Combined Statements of Comprehensive Income	5
Unaudited Condensed Combined Statements of Financial Position	6
Unaudited Condensed Combined Statements of Changes in Equity	7
Unaudited Condensed Combined Statements of Cash Flows	8
Notes to the Unaudited Condensed Combined Interim Financial Statements of Animal Health	9
1. Background	9
2. Basis of Presentation	9
3. Significant Accounting Policies and Critical Accounting Estimates and Judgements	10
4. Scope of combination	20
5. Net Sales	20
6. Financial instruments	21
7. Legal Risks and Contingent Liabilities	23
8. Notes to the Statements of Cash Flows	24
9. Related Parties	24
10. Events after the end of the reporting period	26

Unaudited Condensed Combined Interim Financial Statements

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	4

Unaudited Condensed Combined Statements of Income

€ million	9M 2018	9M 2019
Net sales	1,177	1,219
Cost of goods sold	(364)	(370)
Gross profit	813	849

Selling expenses	(401)	(411)
Research and development expenses	(101)	(102)
General administration expenses	(40)	(90)
Other operating income	8	4
Other operating expenses	(8)	(11)
Operating Income	271	239

Financial income	1	-
Financial expenses	(6)	(15)
Financial result	(5)	(15)

Income before income taxes	266	224

Income taxes	(68)	(57)

Income after income taxes	198	167

See Notes to Unaudited Condensed Combined Interim Financial Statements

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	5

Unaudited Condensed Combined Statements of Comprehensive Income

€ million	9M 2018	9M 2019
Income after income taxes	198	167
Remeasurements of the net defined benefit liability for post-employment benefit plans	(10)	(80)
Income taxes	3	21
Other comprehensive income from remeasurements of the net defined benefit liability for post-employment benefit plans	(7)	(59)
Other comprehensive income that will not be reclassified subsequently to profit or loss	(7)	(59)
Changes in fair values of derivatives designated as cash flow hedges	(10)	(1)
Reclassified to profit or loss	(3)	6
Income taxes	2	(1)
Other comprehensive income from cash flow hedges	(11)	4
Other comprehensive income from exchange differences	4	14
Other comprehensive income that may be reclassified subsequently to profit or loss	(7)	18
Total other comprehensive income	(14)	(41)
Total comprehensive income	184	126

See Notes to Unaudited Condensed Combined Interim Financial Statements

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Unaudited Condensed Combined Statements of Financial Position

€ million	Dec. 31, 2018	Sept. 30, 2019
Noncurrent assets
Goodwill	97	99
Other intangible assets	128	126
Property, plant and equipment	211	256
Other financial assets	12	2
Other receivables	3	4
Deferred taxes	155	183
	606	670
Current assets
Inventories	281	316
Trade accounts receivable	184	221
Other financial assets	1,030	1,154
Other receivables	21	24
Claims for income tax refunds	126	106
	1,642	1,821
Total assets	2,248	2,491

Equity
Invested equity attributable to Bayer Group	1,551	1,723
Other components of equity	(27)	(9)
Total invested equity attributable to Bayer Group	1,524	1,714

Noncurrent liabilities
Provisions for pensions and other post-employment benefits	178	263
Other provisions	24	25
Financial liabilities	23	11
Other liabilities	7	7
Deferred taxes	39	38
	271	344
Current liabilities
Other provisions	65	73
Refund liabilities	52	52
Contract liabilities	2	4
Financial liabilities	142	145
Trade accounts payable	150	129
Income tax liabilities	7	1
Other liabilities	35	29
	453	433
Total equity and liabilities	2,248	2,491

See Notes to Unaudited Condensed Combined Interim Financial Statements

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	7

Unaudited Condensed Combined Statements of Changes in Equity

		Other Components of Equity
€ million	Invested equity attributable to Bayer Group	Exchange differences	Cash flow hedges	Total invested equity attributable to Bayer Group
Dec. 31, 2017	1,386	(28)	4	1,362
Adjustments on adoption of IFRS 9 (after tax)	(1)	-	-	(1)
Adjustments on adoption of IFRS 15 (after tax)	16	-	-	16
Jan. 1, 2018, adjusted	1,401	(28)	4	1,377
Equity transactions with owners
Withdrawals/contributions	(16)	-	-	(16)
Other comprehensive income	(7)	4	(11)	(14)
Income after income taxes	198	-	-	198
Total comprehensive income	191	4	(11)	184
Sept. 30, 2018	1,576	(24)	(7)	1,545

Dec. 31, 2018	1,551	(19)	(8)	1,524
Equity transactions with owners
Withdrawals/contributions	64	-	-	64
Other comprehensive income	(59)	14	4	(41)
Income after income taxes	167	-	-	167
Total comprehensive income	108	14	4	126
Sept. 30, 2019	1,723	(5)	(4)	1,714

See Notes to Unaudited Condensed Combined Financial Statements

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Unaudited Condensed Combined Statements of Cash Flows

€ million	9M 2018	9M 2019
Income from continuing operations after income taxes	198	167
Income taxes	68	57
Financial result	5	15
Income taxes paid	(35)	(8)
Depreciation, amortization and impairments	25	29
Change in pension provisions	(14)	23
(Gains) losses on retirements of noncurrent assets	–	1
Decrease (increase) in inventories	34	(24)
Decrease (increase) in trade accounts receivable	(4)	(30)
(Decrease) increase in trade accounts payable	(18)	(19)
Changes in other working capital, other noncash items	(101)	(83)
Net cash provided by operating activities	158	128

Cash outflows for additions to property, plant, equipment and intangible assets	(28)	(48)
Cash inflows from sales of property, plant, equipment and other assets	2	1
Interest and dividends received	1	4
Cash outflows for loans to Remaining Bayer	(101)	(112)
Net cash used in investing activities	(126)	(155)

Other financial transactions with Bayer Group	(118)	(11)
Hedging transactions with Bayer Group	8	(5)
Contributions from (to) Bayer Group	(16)	64
Proceeds from the issuance of debt with Bayer Group	100	106
Repayments of debt with Bayer Group	(5)	(118)
Principal elements of lease payments	–	(4)
Interest paid	(1)	(5)
Net cash provided by (used in) financing activities	(32)	27

Change in cash and cash equivalents due to business activities	–	–
Cash and cash equivalents at beginning of year	–	–
Cash and cash equivalents at end of year	–	–

See Notes to Unaudited Condensed Combined Interim Financial Statements

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	9

Notes to the Unaudited Condensed Combined Interim Financial Statements of Animal Health

1.	Background

The Animal Health segment (“Animal Health” or “the Company”) of Bayer AG, Leverkusen (“Bayer” or “Bayer Group”) develops, produces and markets prescription and non-prescription veterinary products to promote the health and wellbeing of companion and farm animals. The Company’s companion animal products, which focus on the prevention and treatment of parasites and infections, include the Advantage™, Seresto™, and Drontal™, and Baytril™ products. Farm animal products include medicines and solutions to treat parasitic diseases, in addition to anti-invectives, immunostimulants, pharmacological treatments and farm hygiene products.

On November 29, 2018, Bayer announced its intention to divest the Animal Health segment. Subsequently, on August 20, 2019, Bayer entered into a definitive agreement with U.S.-based company Elanco Animal Health Incorporated, Greenfield, Indiana, USA, (“Elanco”) to sell the Company.

These Condensed Combined Interim Financial Statements were prepared on November 11, 2019 by management of Bayer Animal Health GmbH, Alfred-Nobel-Str. 50, 40789 Monheim am Rhein, Germany.

2.	Basis of Presentation

The Condensed Combined Interim Financial Statements were prepared in condensed form in compliance with IAS 34 according to the International Financial Reporting Standards (IFRS) of the International Accounting Standards Board (IASB) and the Interpretations of the IFRS Interpretations Committee in effect at the closing date. They are prepared on a combined basis and reflect the companies and operations assigned to Animal Health as historically included in the IFRS consolidated financial statements of the Bayer Group and managed by Animal Health management. During the reporting periods presented, Animal Health was not a group of entities under the control of an immediate parent as defined by IFRS 10 (“Consolidated Financial Statements”) and did not historically prepare consolidated financial statements. The Condensed Combined Interim Financial Statements reflect the companies and the operations assigned to Animal Health as historically included in the IFRS consolidated financial statements of Bayer Group and managed by Animal Health management. The Condensed Combined Interim Financial Statements reflect the legal entities historically fully dedicated to Animal Health (dedicated entities), in addition to balances held by legal entities shared between the Animal Health segment and other Bayer Group businesses (shared entities) for each of the periods presented. Transactions and account balances associated with Bayer Group businesses outside the scope of combination (“Remaining Bayer”) are excluded from the Condensed Combined Interim Financial Statements. (Refer to Note 4 for the scope of combination).

The Condensed Combined Statements of Income include revenues and expenses directly attributable to Animal Health. In addition, Bayer Group historically provided general corporate services to Animal Health, including communications and public affairs, controlling and planning, human resources, procurement, risk management, engineering and technology, accounting, and finance. The costs for general corporate services are directly attributed at historical cost or, where this was not possible, allocated using appropriate and consistent allocation methods, including revenue, expenses, headcount, or other relevant measures. Management of the Company and Bayer Group consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Animal Health. These allocations may not reflect the expenses Animal Health would have incurred as a standalone company for the periods presented.

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The Condensed Combined Statements of Financial Position of Animal Health include assets and liabilities specifically identifiable or attributable to Animal Health. The assets and liabilities of Animal Health were measured using Bayer Group´s carrying amounts as of September 30, 2019.

Assets and liabilities are classified by maturity. They are regarded as current if they mature within one year or within the normal business cycle of the Company. The normal business cycle is defined for this purpose as beginning with the procurement of the resources necessary for the production process and ending with the receipt of cash or cash equivalents as consideration for the sale of the goods or services produced in that process. Inventories and trade accounts receivable and payable are always presented as current items. Deferred tax assets and liabilities and pension provisions are always presented as noncurrent items.

Historically, Animal Health financed its operations using cash pooling or financing arrangements through entities of Bayer Group. The treatment of the associated financing balances varies for dedicated and shared entities. The Condensed Combined Interim Financial Statements include interest expense, interest income, Other financial assets, and Financial liabilities balances resulting from cash pooling agreements between dedicated Animal Health entities and Bayer Group. Conversely, balances resulting from cash pooling arrangements for shared entities, including cash, debt, interest expenses, and interest income, are excluded from the Condensed Combined Interim Financial Statements, unless they can be fully attributed to Animal Health. The Condensed Combined Statements of Income only include interest income and expense amounts pertaining to financing arrangements attributable to Animal Health. Furthermore, debt and related interest expenses incurred outside the Animal Health scope of combination are excluded from the Condensed Combined Interim Financial Statements. Consequently, Animal Health’s Condensed Combined Interim Financial Statements may not reflect the same financing costs, had the Company obtained financing on a stand-alone basis.

The condensed combined financial information presented does not necessarily reflect the financial position and results of operations that would have occurred if Animal Health had existed as a separate company during each of the reporting periods presented. The fact that Animal Health did not historically exist therefore limits the applicability of the combined financial information. It also means that the combined financial information cannot be used to forecast the future development of the operations that have been combined to form the Animal Health business.

All figures are presented in euro (EUR). Amounts are stated in millions of euros (€ million) except when otherwise indicated. As the indicators in this report are stated in accordance with commercial rounding principles, totals and percentages may not always be exact.

3.	Significant Accounting Policies and Critical Accounting Estimates and Judgements

The Company applied the same accounting policies and measurement principles in preparing the Condensed Combined Interim Financial Statements as those used to prepare the most recent annual Animal Health Combined Financial Statements for the year ended December 31, 2018, with exception to the application of new financial reporting standards applied for the first time in 2019.

For further explanation of the Animal Health business and additional information reference is made to the Animal Health Combined Financial Statements for the year ended December 31, 2018. The Condensed Combined Interim Financial Statements should be read in conjunction with the Animal Health Combined Financial Statements for the year ended December 31, 2018.

Financial reporting standards applied for the first time in 2019

Details of the new standards whose first-time application has a material impact on the Company’s financial position and results of operations are given below.

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In January 2016, the IASB published the new standard for lease accounting, IFRS 16 (“Leases”), which replaces the rules contained in IAS 17 (“Leases”) along with the associated interpretations. The new standard is to be applied for annual periods beginning on or after January 1, 2019. The standard introduces a single lessee accounting model, requiring lessees to recognize right-of-use assets for granted rights of use and corresponding lease liabilities. It eliminates the requirement for lessees to differentiate between operating leases – without recognizing the respective assets or liabilities – and finance leases. However, IFRS 16 contains the option of exercising exemptions for the recognition of short-term leases and those pertaining to low-value assets. As under the previous standard, IAS 17, lessors still have to differentiate between operating and finance leases. According to IFRS 16, subleases are classified as a finance or operating lease by reference to the right-of-use asset arising from the head lease.

Animal Health applied IFRS 16 for the first time as of January 1, 2019, retrospectively without restating the prior year figures. Upon transition, various options and practical expedients were exercised as of the transition date for lease agreements in which Animal Health is the lessee. No additional assessment was undertaken upon the first-time application of the new standard with regard to whether a contract represents or contains a leasing relationship. For contracts previously classified as operating leases, Animal Health measured the lease liabilities as of the date of first-time application of IFRS 16 at the present value of the outstanding lease payments, using as the discount rate, the respective incremental borrowing rate as of that date. On the date of first-time application, right-of-use assets were generally measured at the amount of the lease liability, adjusted by the amounts of any prepaid or accrued lease payments and / or provisions for onerous leases recognized in the statement of financial position as of December 31, 2018. Initial direct costs were not taken into account in the measurement of right-of-use assets as of the date of first-time application. The Company has performed the analysis of lease liabilities based on the facts and circumstances that existed as of January 1, 2019 application.

The Company exempts short-term leases beginning after December 31, 2018 from the scope of application of IFRS 16. The Company also exercised the option of applying the short-term lease exemptions to certain leases ending in 2019.

The first-time application of IFRS 16 as of January 1, 2019, resulted in the recognition of additional lease liabilities of €13 million, presented as part of financial liabilities. Right-of-use assets, including those recognized as finance leases according to IAS 17 until December 31, 2018, rose in line with the lease liabilities by €17 million as of January 1, 2019, after the adjustments resulting from the first-time application of IFRS 16.

The significant effects on the individual items in the statement of financial position that were recognized as of December 31, 2018, in line with previous requirements were as follows:

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IFRS 16 Accounting Changes: Combined Statements of Financial Position as of January 1, 2019

€ million	Dec. 31, 2018	Adjustments due to IFRS 16	Jan. 1, 2019

Property, plant and equipment	211	13	224
Deferred tax assets	155	4	159

Financial liabilities	165	13	178
Deferred tax liabilities	39	4	43

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The following right-of-use assets, including those recognized as finance leases according to IAS 17 until December 31, 2018, were recognized in property, plant and equipment as of the date of first-time application of IFRS 16:

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Right-of-use assets

€ million	Jan. 1, 2019

Land and buildings	11
Plant installations and machinery	-
Furniture, fixtures and other equipment	6
Total	17

Beginning January 1, 2019, in the Condensed Combined Statements of Income, Animal Health ceased recognizing rental expenses for operating leases within operating income, and instead recognized the depreciation of the right-of-use assets. Depending on the nature of the leased asset, the classification of depreciation expense for the right-of-use assets is either recognized within the appropriate functional cost category or other operating expenses. Further, the Company records the related interest expense for lease liabilities under IFRS 16 within Financial expenses. The application of IFRS 16 resulted in an increase in Net cash provided by operating activities and a decrease in Net cash used in financing activities within the Condensed Combined Interim Statement of Cash Flows for the nine months ended September 30, 2019. Short-term lease payments, payments for leases of low-value assets and variable lease payments that are not included in the measurement of the lease liability are presented within operating activities.

Material items in connection with the reconciliation of operating lease commitments as of December 31, 2018, to the lease liabilities recognized as of January 1, 2019, comprised of €3 million in finance leases already recognized as liabilities and a €1 million discount on the lease liabilities initially recognized under IFRS 16.

The weighted average incremental borrowing rate for leases initially recognized upon the first-time application of IFRS 16 was 6.87%.

In addition to IFRS 16, the Company also applied the following accounting standards for the first time in 2019, which did not have a material impact.

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Other financial reporting standards applied for the first time in 2019

IFRS 9	Prepayment Features with Negative Compensation
IAS 19	Amendments to IAS 19 (Employee Benefits): Plan Amendments, Curtailments or Settlements
IAS 28	Long-term Interests in Associates and Joint Ventures
IFRIC 23	Uncertainty over Income Tax Treatments
Annual Improvements to IFRS Standards 2015-2017 Cycle

Critical Accounting Estimates

Certain accounting policies are considered to be critical to the Company. An accounting policy is considered to be critical if, in Management’s judgement, its selection or application materially affects the Company’s financial position or results. The application of the Company’s accounting policies also requires the use of estimates and assumptions that affect the Company’s financial position or results. Below is a summary of areas in which estimation is applied primarily in the context of applying critical accounting policies and judgements.

Under IFRS, management is required to make estimates, judgments and assumptions that affect the amounts reported in Condensed Combined Interim Financial Statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. These estimates form the basis for making judgments that affect the carrying amounts of assets and liabilities as of the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Making estimates and judgments about future events is inherently unpredictable and is subject to significant uncertainties, some of which are beyond the Company’s control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material impact on the Company’s income, financial position and cash flows.

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Management believes the critical accounting policies for revenue recognition (Net sales), pension provisions and goodwill reflect the significant estimates and assumptions used in the preparation of the Company’s financial statements. Furthermore, in preparing the Condensed Combined Interim Financial Statements, additional assumptions and estimates were made in connection with the allocation of expenses from Bayer Group, which were necessary to present Animal Health on a stand-alone basis. These expense allocations represent a significant estimate.

Net sales

The Company’s material revenues are derived from the sale of prescription and non-prescription veterinary products. This is done on the basis of customer contracts and the performance obligations contained therein. Revenues are recognized through profit or loss when the Company transfers control of goods to a customer. Control lies with the customer if the customer can independently determine the use of and consume the benefit derived from a product. Revenues from product deliveries are recognized at a point in time based on an overall assessment of the existence of a right to payment, the allocation of ownership rights, the transfer of physical possession, the transfer of risks and rewards, and acceptance by the customer. The Company does not engage in material bill and hold arrangements.

Net sales are limited to the amount Animal Health expects to receive for the fulfilment of performance obligations. Payments withheld, including expected sales taxes, rebates, and sales discounts are deducted from Net sales. Sales deductions and rebates are estimated primarily on the basis of historical experience, specific contractual terms and future expectations. Net sales are also reduced by provisions for expected customer returns. The net sales are reduced on the date of sale or on the date when the amount of future product returns can be reasonably estimated. For customer contracts where more than one year passes between performance and payment, significant financing components are accounted for separately based on their present values and the subsequent unwinding of the discount. The underlying discount rate takes into account the individual credit risk of the contracting party that receives the financing.

Research and development expenses

For accounting purposes, research expenses are defined as costs incurred for current or planned investigations undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Development expenses are defined as costs incurred for the application of research findings or specialist knowledge to plans or designs for the production, provision or development of new or substantially improved products, services or processes, respectively, prior to the commencement of commercial production or use. Research and development (R&D) expenses are incurred for in-house R&D activities as well as numerous research and development collaborations and alliances with third parties. R&D expenses mainly comprise the costs for active ingredient discovery, research and development activities in the areas of application technology and engineering, field trials, regulatory approvals and approval extensions.

The Company does not capitalize research costs. Capitalization of development costs requires sufficient certainty that the development activity will generate future cash flows that will cover the associated development costs. Since the Company’s development projects are often subject to regulatory approval procedures and other uncertainties, the conditions for the capitalization of costs incurred before receipt of approvals are not normally satisfied. The company did not capitalize any internal development costs during the periods presented.

Income Taxes

Current and deferred income taxes are recognized in accordance with IAS 12 (“Income Taxes”) and IAS 34 (“Interim Financial Reporting”). The income tax expense for the Condensed Combined Interim Financial Statements was calculated on the basis of the average annual effective income tax rate expected for the entire year, in accordance with IAS 34.

For purposes of these Condensed Combined Interim Financial Statements, income taxes were determined using the separate tax return approach based on the assumption that Animal Health entities constitute separate taxpayers. This assumption implies that current and deferred taxes assigned to Animal Health are calculated separately and that the recoverability of deferred tax assets is assessed on this basis. For shared entities, which did not historically constitute separate income tax payers, current tax expenses and tax income are recognized in these Condensed Combined Interim Financial Statements in the year in which they arose as non-cash contributions or withdrawals by Bayer Group. Current tax receivables or payables are derecognized for shared entities.

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Deferred tax assets resulting from tax loss carry forwards for dedicated entities are recognized to the extent it is probable that they can be offset against future taxable income. For dedicated and shared entities tax income resulting from tax loss carry forwards is recognized in these Condensed Combined Interim Financial Statements. Deferred tax assets resulting from tax loss carry forwards for shared entities are derecognized as non-cash contributions or withdrawals by Bayer Group, because these tax deductions will remain with Bayer Group.

The Condensed Combined Statements of Cash Flows only include the taxes actually paid by dedicated entities of Animal Health. Income taxes paid on behalf of shared entities within Animal Health are treated as equity contributions from Bayer Group.

Goodwill

In a business combination, goodwill is capitalized at the acquisition date. It is measured as the excess of the acquisition price over the proportionate share of net assets acquired. The goodwill attributed to Animal Health resulted from prior acquisitions specifically related to the Animal Health business. Goodwill is not amortized but tested at least annually for impairment. Additionally, goodwill is tested for impairment when a triggering event occurs that indicates that the fair value may be below its carrying value. Once an impairment loss has been recognized on goodwill, it is not reversed in subsequent periods. The Company’s acquired goodwill balance is consistent with the historical Animal Health segment financial information presented within the consolidated financial statements of Bayer Group. The Company plans to test goodwill for impairment during the fourth quarter of 2019.

Other Intangible Assets

Other intangible assets include patents, trademarks, and marketing rights. They are capitalized if the future economic benefits attributable to the asset will probably flow to the Company and the cost of acquisition or generation of the asset can be reliably measured. Other intangible assets are recognized at the cost of acquisition or development. Intangible assets with a finite life are amortized on a straight-line basis over a period of up to 20 years. The expected useful life is based on estimates of the period for which the asset will generate future cash flows.

Intangible assets with a finite useful life are evaluated for impairment when events have occurred that may give rise to an impairment. Other intangible assets with an indefinite life and intangible assets not yet available for use are not amortized but tested annually for impairment. The Company plans to test indefinite lived intangible assets for impairment during the fourth quarter of 2019.

Property, plant and equipment

Property, plant and equipment is depreciated on a straight-line basis over an asset’s expected useful life, except where use-related depreciation is more appropriate. The Company applies the following useful lives when estimating depreciation of Property, plant and equipment:

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Useful Life of Property, Plant and Equipment

Buildings	5 to 50 years
Plant installations and machinery	4 to 40 years
Furniture, fixtures and other equipment	2 to 15 years

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When disposing of an asset, the difference between the net proceeds and the net carrying amount is recognized as a gain or loss in Other operating income or Other operating expenses, respectively.

Financial Assets

Financial assets include receivables, acquired equity and debt instruments, cash and cash equivalents, and derivatives with positive fair values. Regular-way purchases and sales of financial assets are generally posted on the settlement date. The amount at which a financial asset is initially recognized comprises its fair value and in most cases the transaction costs.

The classification and measurement of financial assets is based in each case on the business model and the characteristics of the cash flows. The business models “hold” and “sell” are applied to divested trade accounts receivable depending on the structure of the respective sale agreements, resulting in measurement at amortized costs or fair value. The option of recognizing debt instruments at fair value through profit or loss under certain conditions is not exercised. In the case of equity instruments that are not held for trading, the option of recognizing future changes in their fair value through Other comprehensive income is generally exercised.

Loss allowances for expected credit losses are recognized for financial assets measured at amortized cost.

Expected defaults on receivables expected over the respective term (stage 2 of the impairment model) is determined for trade accounts receivable based on portfolio-specific default rates. These expected default rates are mainly based on the average defaults on receivables in recent years. In individual cases, these default rates are adjusted during the year for the respective customer portfolio if a significant increase or decrease in defaults is expected in the future. The business model, specific customer circumstances, and the economic environment of the customer’s geographic region are considered when determining the expected default rates. Further differentiation is achieved by taking into account the Company’s various customer groups. Customers are assigned to risk classes with different expected default rates depending on their individual credit risk assessments.

Where action such as insolvency or comparable proceedings has been initiated against a defaulter or other substantial indications exist that receivables are impaired (such as a considerable worsening of creditworthiness or a financial restructuring), the receivables are individually tested for impairment (stage 3 of the impairment model). In addition, all receivables more than 90 days past due are individually tested for impairment during the year.

For other financial assets, the expected credit loss for the next 12 months is determined on first-time recognition and on subsequent measurement using the Monte Carlo simulation method (stage 1 of the impairment model). In the event of a significant increase in the default risk, which is defined as a more than 0.25% increase in the probability of default, the expected credit losses over the respective term of the asset are taken into account (stage 2 of the impairment model). An impairment loss is recognized if there are objective indications of an impairment.

Expected credit losses are not calculated for contract assets or lease receivables due to insignificant carrying amounts.

Financial assets are derecognized when contractual rights to receive cash flows from the financial assets expire or the financial assets were transferred together with all material risks and benefits.

Inventories

Inventories include assets consumed in production or in the rendering of services (raw materials and supplies), assets in the production process for sale (work in process), goods held for sale in the ordinary course of business (finished goods and goods purchased for resale), and advance payments on inventories. Inventories are recognized at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less associated selling expenses.

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Cash and cash equivalents

Cash and cash equivalents comprise cash funds and all short-term investments with original maturities of up to three months. Short-term investments are highly liquid and readily convertible into known amounts of cash. The risk of changes in value is insignificant.

Provisions for pensions and other post-employment benefits

Animal Health employees receive post-employment benefits under defined contribution and defined benefit plans. In regards to these plans, employees primarily dedicated to the Company (greater than 50% of an employee’s time) are attributed to Animal Health. For dedicated entities, active and non-active employees were attributed to Animal Health. For shared entities, only active employees were attributed to Animal Health since it is unfeasible to assign inactive employees to Animal Health or Remaining Bayer precisely.

In the case of defined contribution plans, the business historically paid contributions to publicly or privately administered pension plans on a mandatory, contractual or voluntary basis. After making the contributions, the business had no further payment obligations. The regular contributions constitute expenses for the year in which they are due. Defined contribution plan expenses are allocated to Animal Health and classified within operating expenses based on employee mappings.

All other post-employment benefit plans are salary defined benefit plans, which may be either unfunded (financed by provisions) or funded (financed through pension funds). Obligations under these plans are measured using actuarial valuations prepared by an external expert.

The present value of provisions attributable to Animal Health employees for defined benefit plans and the resulting expense are calculated in accordance with IAS 19 (“Employee Benefits”) by the projected unit credit method. The future benefit obligations are valued by actuarial methods and spread over the entire employment period using specific assumptions regarding beneficiary structure and the economic environment. These assumptions relate mainly to the discount rate, expected future salary and pension increases, variations in health care costs, and mortality rates. The discount rates used are calculated from the yields of high-quality corporate bond portfolios in specific currencies with cash flows approximately equivalent to the expected disbursements from the pension plans. The uniform discount rate derived from this interest rate structure is thus based on the yields, at the closing date, of a portfolio of AA-rated corporate bonds whose weighted residual maturities approximately correspond to the duration necessary to cover the entire benefit obligation.

The most important interest rates used to calculate the present value of pension obligations are given below:

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Discount Rate for Pension Obligations

%	Dec. 31, 2018	Sept. 30, 2019
Germany	2.00	0.80
Other countries	3.48	2.92

Plan assets are assigned to Animal Health using a pro rata method consistent with the attribution of benefit obligations. Plan assets for inactive employees for shared entities are excluded from Animal Health. The fair value of plan assets is deducted from the present value of the defined benefit obligation for pensions and other post-employment benefits to determine the net defined benefit liability. The fair values of assets without quoted prices in active markets are determined by applying measurement methods on the basis of freely accessible data such as interest rate curves and credit spreads. Plan assets in excess of the benefit obligation are reflected in Other receivables, subject to the asset ceiling specified in IAS 19. The balance of all income and expenses, except the net interest on the net liability, is recognized in Operating income. The net interest on the net liability is reflected in the financial result under financial income and expenses. The effects of remeasurements of the net defined benefit liability are reflected in Other comprehensive income. They consist of actuarial gains and losses, the return on plan assets and changes in the effects of the asset ceiling, less the amounts included in net interest. Deferred taxes relating to the effects of remeasurements are also recognized in Other comprehensive income.

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	17

Bayer-Pensionskasse

Employees of Animal Health participate in the Bayer-Pensionskasse VVaG (Bayer-Pensionskasse), Leverkusen, Germany. This plan has been closed to new members since 2005. This legally independent fund is considered a life insurance company and is subject to the German Insurance Supervision Act. The benefit obligations covered by Bayer-Pensionskasse comprise retirement, surviving dependents’ and disability pensions. The Bayer-Pensionskasse pension obligations are classified as a multi-employer plan as defined under IAS 19. A defining characteristic of multi-employer plans is that assets from various employers not under common control are pooled at plan level and used to collectively grant pension benefits to employees. Allocation mechanisms that would permit an exact distribution of the plan assets managed by the pension plan to individual employers often do not exist. The Company applied an estimation method to allocate the proportional share of the assets of the pension plans to Animal Health.

Other Provisions

Other provisions are recognized for present legal and constructive obligations arising from past events that will probably give rise to a future outflow of resources, provided that a reliable estimate can be made of the amount of the obligations. If the projected obligation declines as a result of a change in the estimate, the provision is reversed by the corresponding amount and the resulting income recognized as an operating expense.

Financial Liabilities

Financial liabilities include Trade accounts payable and other liabilities that are settled in cash and cash equivalents or other financial instruments, as well as negative fair values of derivatives. Financial liabilities are measured at amortized cost with the exception of those carried at fair value, such as derivatives with negative fair values or liabilities designated at fair value through profit or loss.

Other Receivables and Liabilities

Accrued items and other nonfinancial assets and liabilities are carried at amortized cost. They are amortized to income on either a straight-line basis or according to performance of the underlying transaction.

Derivatives

Animal Health uses derivatives to mitigate the risk of changes in currency exchange rates. Derivatives are recognized at the trade date and carried at fair value. Positive fair values at the end of the reporting period are reflected in financial assets and negative fair values are reflected in financial liabilities. Changes in the fair values of these derivatives are recognized directly in profit or loss except where hedge accounting is used.

Changes in the fair values of the effective portion of derivatives designated as cash flow hedges are initially recognized in Other comprehensive income. They are reclassified to profit or loss when the underlying transaction is recognized through profit or loss. The ineffective portion of derivatives designated as cash flow hedges is recognized either in Other operating income, Other operating expenses, or Financial result, depending on the type of underlying transaction. Changes in the fair values of derivatives designated as fair-value hedges and the adjustments in the carrying amounts of the underlying transactions are recognized in profit or loss.

Changes in the fair values of forward exchange contracts and currency options serving as hedges of items in the Statements of Financial Position are reflected in financial income and expenses as exchange gains or losses. Effects from cash flow hedges of forward exchange contracts used to hedge forecasted sales transactions in foreign currencies are initially recognized in other comprehensive income and then reclassified to other operating income or expenses at the time the sales are recognized. Changes in the fair values of stock options or forward stock transactions used to hedge stock-based employee compensation are initially recognized in other comprehensive income and subsequently reclassified to profit or loss in the functional costs over the periods of the Aspire programs.

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	18

Related Party and Intercompany Transactions

Transactions between Bayer Group businesses outside the scope of combination and Animal Health are recognized as third party transactions and are disclosed as related party transactions. The treatment of these transactions, which were historically treated as intercompany transactions for purposes of the Bayer consolidated financial statements, depends on the nature of the entities involved. No impairment losses were recognized on receivables from related entities in the reporting periods.

Animal Health consists of both dedicated and shared entities. Transactions historically occurred between Animal Health and Remaining Bayer within individual shared entities (“intracompany transactions”). These transactions primarily consisted of local overhead cost allocations, which are treated as equity contributions from Bayer Group and do not result in related party payables or receivables.

The treatment of related party transactions with Remaining Bayer occurring between separate legal entities depends on the nature of the transaction. These types of transactions primarily include sales and purchasing activity and corporate allocations, such as overhead, employee benefits, and financing. Generally, cost allocations from Remaining Bayer are treated as equity contributions from Bayer Group, while sales and purchases result in amounts payable from or due to Bayer Group.

Refer to Note [9] for further details regarding related party transactions.

Intercompany balances, which represent transactions entirely within Animal Health, are eliminated in preparation of the Condensed Combined Interim Financial Statements.

Equity

The equity of Animal Health consists of the Invested equity attributable to the Bayer Group and Other components of equity. Invested equity attributable to the Bayer Group represents Bayer’s historical investment in Animal Health, the net effect of transactions with and allocations from Bayer Group and Animal Health’s accumulated earnings. Other components of equity primarily consist of accumulated currency exchange differences and cash flow hedging activity.

Leases

A lease is a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration.The Company has transitioned to IFRS 16 from IAS 17 (prior “Leases” standard) on January 1, 2019 (refer to Note 3), resulting in an accounting policy change between 2018 and 2019.

2018

Under IAS 17, leases are classified as either finance or operating leases. Leasing transactions that transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee are treated as finance leases. All other leasing agreements are classified as operating leases.

When the Company is a lessee in a finance lease, the leased asset is capitalized at the lower of the fair value of the asset or the present value of the minimum lease payments at the beginning of the lease term and simultaneously recognized under financial liabilities. The minimum lease payments are divided into the principal portion of the remaining obligation and the financing costs, which are determined using the effective interest method. The leased asset is depreciated by the straight-line method over the shorter of its estimated useful life or the lease term.

When the Company is a lessee in an operating lease, the lease payments are expensed using the straight-line method. When the Company is the lessor, the lease payments received are recognized in combined profit or loss. The leased asset continues to be recognized under Property, plant and equipment in the Combined Statements of Financial Position.

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	19

2019

The Company adopted IFRS 16 effective January 1, 2019. Under IFRS 16, the Company no longer classifies leases as either finance leases or operating leases when it is the lessee. Rather, the Company recognizes a right-of-use asset and lease liability for all leases in the balance sheet. The lease liability is measured on the basis of outstanding lease payments, discounted using the incremental borrowing rate. The right-of-use asset is measured at the amount of the lease liability, plus any initial direct costs. During the lease term, the Company adjusts the amount of the lease liability using the effective interest method and reducing the liability for any lease payments. The right-of-use asset is depreciated consistently with the Company policy for Property, plant and equipment.

The Company applied practical expedients for short-term and low-value leases under IFRS 16, whereby the Company does not recognize right-of-use assets or lease liability for these types of leases. Rather, the Company reflects lease payments under these agreements in the condensed combined statements of income consistently as before.

Lessor accounting essentially follows the previous guidance of IAS 17. Lessors under IFRS 16 are required to continue to classify leases as finance leases or operating leases on the basis of the risks and rewards incidental to ownership of the leased asset.

For the purpose of the Condensed Combined Interim Financial Statements all lease transactions between the Bayer Group and Animal Health will be treated as third party leases. Furthermore, certain leases with third parties are shared between Animal Health and Bayer Group. Leases held by dedicated entities, in addition to leases primarily supporting Animal Health operations held by shared entities, are fully attributed to the Company, including the related right-of-use assets and lease liabilities under IFRS 16. In the event Animal Health is not the primary beneficiary of a shared lease agreement, the Company records an expense for the use of the leased asset.

Foreign Currency

The financial information comprising Animal Health is based on each entity’s functional currency. An entity’s functional currency is that of the economic environment in which it primarily operates. The majority of Animal Health entities carry out their activities autonomously from a financial, economic and organizational point of view, and their functional currencies are therefore the respective local currencies.

When preparing the Condensed Combined Interim Statements of Financial Position, non-euro denominated assets and liabilities are translated into euros using the closing rates of each period presented. Income and expense items and cash flows are translated into euros at average annual rates. The components of equity are translated at the historical exchange rates prevailing at the respective dates of their first-time recognition in Animal Health.

The exchange differences arising between the resulting amounts and those obtained by translating at closing rates are recognized as Other comprehensive income.

The exchange rates for major currencies against the euro varied as follows:

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Exchange Rates for Major Currencies
		BRL	CAD	CNY	GBP	JPY	RUB	USD
		Brazil	Canada	China	U.K.	Japan	Russia	U.S.A.
Closing rate	Dec. 31, 2018	4.44	1.56	7.87	0.89	125.87	79.76	1.15
	Sept. 30, 2019	4.53	1.44	7.79	0.89	117.78	70.81	1.09
Average rate	9M 2018	4.27	1.54	7.77	0.88	130.92	73.21	1.19
	9M 2019	4.36	1.49	7.72	0.88	122.61	73.11	1.12

Currency translation for Animal Health is calculated based on the value of assets and liabilities attributed to the Company.

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	20

Hedging transactions for Animal Health are mainly initiated by Bayer Animal Health or KVP Kiel with Bayer. For the purpose of the Condensed Combined Interim Financial Statements all hedging transaction are treated as third party transactions. All hedged items and hedged instruments that are related to Animal Health dedicated entities, are reflected in the Condensed Combined Interim Financial Statements.

Separation Costs

During the nine months ended September 30, 2019, the Company incurred approximately €51 million in costs related to the anticipated sale and separation of Animal Health which, given their nature, were deemed directly attributable to the Company. These costs include various internal and third-party advisor fees associated with the sale of the Company, which are primarily classified within General and administrative expenses.

4.	Scope of combination

The Condensed Combined Interim Financial Statements of Animal Health consist of both dedicated entities and shared entities. Dedicated entities are comprised entirely of Animal Health operations, with all assets and liabilities attributed to the Company. The shared entities consist of both Animal Health and Remaining Bayer operations, with assets and liabilities attributed to both Animal Health and Remaining Bayer. Shared entity costs are allocated when direct attribution is not possible.

As of September 1, 2019, all Animal Health assets and liabilities attributed to Bayer Intellectual Property GmbH, previously a shared entity, were legally transferred to Bayer Animal Health GmbH. The account balances were transferred to Bayer Animal Health GmbH at the previous carrying amounts.

In addition, during the nine months ended 2019, the Company ceased to include Bayer West-Central Africa S.A. within the scope of combination for Animal Health, as the related account balances were immaterial to the Company. The overall impact to the Company was immaterial.

As a result of the above items, the overall scope of combination used to prepare the Condensed Combined Interim Financial Statements changed from the annual combined financial statements prepared for the year ended December 31, 2018.

5.	Net Sales

The Company’s net sales are derived primarily from product deliveries. The Company recognized sales to customers in each of the following markets during the nine months ended September 30, 2018 and 2019, as follows:

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Net sales - by Geography

€ million	9M 2018	9M 2019
Europe / Middle East / Africa	332	336
North America	494	511
Asia/Pacific	240	254
Latin America	111	118
Total	1,177	1,219

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	21

6.	Financial instruments

The following tables show the carrying amounts and fair values of financial assets and liabilities by category of financial instrument under IFRS 9 and a reconciliation to the corresponding line items in the Condensed Combined Statements of Financial Position. Since the line items “Other receivables” and “Other liabilities” contain both financial instruments and nonfinancial assets or liabilities (such as other tax receivables), the reconciliation is shown in the column headed “Nonfinancial assets / liabilities”.

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Carrying Amounts and Fair Values of Financial Instruments

Sept. 30,2019
	Carried at amortized cost	Carried at fair value [fair value for information3]				Nonfinancial assets / liabilities
Measurement category (IFRS 9)1		Based on quoted prices in active markets (Level 1)	Based on observable market data (Level 2)		Based on unobservable inputs (Level 3)		Carrying amount in the statement of financial position

€ million	Carrying amount	Carrying amount	Carrying amount		Carrying amount	Carrying amount
Trade accounts receivable	221						221
AC	221						221
Nonfinancial assets
Other financial assets	1,155		1				1,156
AC	1,155		[1,155	]			1,155
FVTOCI (no Recycling)[2]
Derivatives that qualify for hedge accounting
Derivatives that do not qualify for hedge accounting			1				1
Other receivables	10					18	28
AC	10		[10	]			10
Nonfinancial assets						18	18

Total financial assets	1,386		1				1,387
of which AC	1,386						1,386

Financial liabilities	156						156
AC	156		[156	]			156
Trade accounts payable	129						129
AC	129						129
Other liabilities	12		8			16	36
AC	12		[12	]			12
Derivatives that qualify for hedge accounting			8				8
Derivatives that do not qualify for hedge accounting
Nonfinancial liabilities						16	16
Total financial liabilities	297		8				305
of which AC	297						297
of which derivatives that qualify for hedge accounting			8				8
of which derivatives that do not qualify for hedge accounting

1 AC: at amortized cost

   FVTOCI: at fair value through other comprehensive income

2 Measured at fair value through other comprehensive income in accordance with paragraph 5.7.5 of IFRS 9

3 Fair value of the financial instruments at amortized cost under IFRS 7 paragraph 29(a)

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	22

6/2

Carrying Amounts and Fair Values of Financial Instruments

						Dec. 31, 2018
	Carried at amortized cost	Carried at fair value [fair value for information3]				Nonfinancial assets / liabilities
Measurement category (IFRS 9) 1		Based on quoted prices in active markets (Level 1)	Based on observable market data (Level 2)		Based on unobserva-ble inputs (Level 3)		Carrying amount in the statement of financial position

€ million	Carrying amount	Carrying amount	Carrying amount		Carrying amount	Carrying amount
Trade accounts receivable	184						184
AC	184						184
Nonfinancial assets
Other financial assets	1,040		2				1,042
AC	1,040		[1,041	]			1,040
FVTOCI (no Recycling)[2]			1				1
Derivatives that qualify for hedge accounting
Derivatives that do not qualify for hedge accounting			1				1
Other receivables	8					16	24
AC	8		[8	]			8
Nonfinancial assets						16	16

Total financial assets	1,232		2				1,234
of which AC	1,232						1,232

Financial liabilities	165						165
AC	165		[165	]			165
Trade accounts payable	150						150
AC	150						150
Other liabilities	13		13			16	42
AC	13		[13	]			13
Derivatives that qualify for hedge accounting			13				13
Derivatives that do not qualify for hedge accounting
Nonfinancial liabilities						16	16
Total financial liabilities	328		13				341
of which AC	328						328
of which derivatives that qualify for hedge accounting			13				13
of which derivatives that do not qualify for hedge accounting

1 AC: at amortized cost

   FVTOCI: at fair value through other comprehensive income

2 Measured at fair value through other comprehensive income in accordance with paragraph 5.7.5 of IFRS 9

3 Fair value of the financial instruments at amortized cost under IFRS 7 paragraph 29(a)

The category “AC – measured at amortized cost” within Financial liabilities includes lease-related liabilities under IFRS 16 in the amount of €16 million.

Due to the short maturities of most trade accounts receivable and payable, other receivables and liabilities, and cash and cash equivalents, their carrying amounts at the closing date do not significantly differ from the fair values.

The fair values of financial assets and liabilities measured at amortized cost that are given for information are the present values of the respective future cash flows. The present values are determined by discounting the cash flows at a closing-date interest rate, taking into account the term of the assets or liabilities and the creditworthiness of the counterparty. Where a quoted market price in an active market is available, this is deemed to be the fair value.

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	23

The fair values of financial assets measured at fair value correspond to quoted prices in active markets (Level 1), or are determined using valuation techniques based on observable market data as of the end of the reporting period (Level 2) or are the present values of the respective future cash flows, determined on the basis of unobservable inputs (Level 3).

The fair values of derivatives for which no publicly quoted prices exist in active markets (Level 1) are determined using valuation techniques based on observable market data as of the end of the reporting period (Level 2). In applying valuation techniques, credit value adjustments are determined to allow for the contracting party’s credit risk.

Currency and commodity forward contracts are measured individually at their forward rates or forward prices on the closing date. These depend on spot rates or prices, including time spreads. The fair values of cross-currency interest rate swaps were determined by discounting future cash flows over the remaining terms of the instruments at market rates of interest, taking into account any foreign currency translation as of the closing date.

The Company does not have any financial assets categorized within Level 3 of the fair value hierarchy.

The changes recognized in profit or loss for all derivatives which are not designated as hedges are classified within financial income and financial expenses. Changes recognized in profit or loss for cash flow hedges are recognized within Other operating income and Other operating expenses, as well as in Financial income and Financial expenses.

7.	Legal Risks and Contingent Liabilities

The Company is exposed to various legal risks, primarily in the areas of patents, intellectual property, and regulatory compliance matters. Each reporting period, internal and external legal counsel evaluate the current status of the Company’s material legal risks, considering pending and threatened litigation matters up to the preparation date of the Condensed Combined Interim Financial Statements. When it is more likely than not that such litigation will result in a liability that is reasonably estimable, a provision for litigation is recorded in the amount of the present value of the expected cash outflows. Such provisions cover the estimated payments to the plaintiffs, court and procedural costs, attorney costs and the cost of potential settlements. While it is not possible to predict the outcome of these matters with certainty, and some lawsuits, claims or proceedings may be disposed or decided unfavorably, the Company does not expect that any asserted or un-asserted legal claims or proceedings, individually or in the aggregate, will significantly affect the Company’s revenues and earnings.

In the third quarter of 2019, Tevra Brands, LLC filed a complaint against Bayer in the US District Court of the Northern District of California. The complaint alleges that Bayer´s Animal Health business has been involved in unlawful exclusive dealing and tying of its flea and tick products Advantage, Advantix and Seresto and also maintained a monopoly in the market. Tevra’s demands include both actual and treble damages.  Bayer believes it has meritorious defenses and intends to defend itself vigorously. Bayer has filed a motion to dismiss the lawsuit in September 2019.

Contingent liabilities as of September 30, 2019, amounted to approximately €81 million (Dec. 31, 2018: € 81 million) and are primarily related to tax risks.

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	24

8.	Notes to the Statements of Cash Flows

In the nine months ended September 30, 2019, the Company reported net cash used in investing activities of €155 million and net cash provided by financing activities of €27 million. The net cash used in investing activities resulted primarily from cash outflows from the repayment of related party loans to Bayer Group by the Company’s Animal Health businesses in Kiel, Germany and Auckland, New Zealand. The net cash provided by financing activities resulted from transactions with Bayer Group.

During the nine months ended September 30, 2018 the Company reported net cash used in investing activities of €126 million and net cash used in financing activities of €32 million. The net cash used in investing activities resulted primarily from cash outflows related to the repayment of a related party loan by the Animal Health business in Auckland, New Zealand. The net cash used in financing activities includes cash proceeds of €100 million from a related party loan received by the Company’s Animal Health business in Kiel, Germany, offset by various financial transactions with Bayer Group.

9.	Related Parties

Related parties as defined in IAS 24 are those legal entities and natural persons that are able to exert significant influence on Animal Health and its subsidiaries or over which the Company can exercise significant influence. The related parties include Bayer AG and Bayer Group companies.

The following table shows the volume of transactions with related entities during the nine months ended September 30, 2019 and 2018:

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Related Party Transactions

	Sales of goods and services		Purchases of goods and services
€ million	9M 2018	9M 2019	9M 2018	9M 2019
Bayer AG	2	-	27	27
Bayer Group companies	4	2	31	27

The following table shows the value of related party payables and receivables as of September 30, 2019 and December 31, 2018:

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	Receivables		Liabilities
€ million	Dec. 31, 2018	Sept. 30, 2019	Dec. 31, 2018	Sept. 30, 2019
Bayer AG	1,008	1,140	39	13
Bayer Group companies	37	14	142	146

Intercompany purchases and sales

Bayer Group provides services to Animal Health. These services include engineering and process-related services, information technology, accounting and personnel management. In addition, Animal Health receives energy, maintenance services, environmental services, logistics and infrastructure services through Bayer Group’s Currenta GmbH & Co. OHG (“Currenta”), Leverkusen, subsidiary. These transactions are carried out on an arm’s length basis.

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	25

Financing

Animal Health participates in Bayer Group’s cash pooling and cash management system. Cash pool balances are denominated in local currencies, with interest rates depending on local short-term base rates (mainly one-month EURIBOR in the reporting periods). Cash pooling receivables due from Bayer AG amount to €0 million as of September 30, 2019 (Dec. 31, 2018: €27 million) and cash pooling receivables due from Bayer Group Companies amount to €2 million as of September 30, 2019 (Dec. 31, 2018: €11 million). Cash pooling liabilities due to Bayer AG amount to €6 million as of September 30, 2019 (Dec. 31, 2018: €23 million) and cash pooling liabilities due to Bayer Group Companies amount to €7 million as of September 30, 2019 (Dec. 31, 2018: €0 million). The agreement governing cash pooling will be terminated as part of the sale to Elanco.

Bayer Group also finances Animal Health through loans. As of September 30, 2019, the miscellaneous financing liabilities amount to €126 million (Dec. 31, 2018: €139 million). The balance as of September 30, 2019 comprises mainly of a €90 million loan from Bayer Cyprus to KVP Kiel issued in March 2019.The balance as of September 30, 2018 comprises mainly of a €100 million loan from Bayer Belgium NV to KVP Kiel, which was repaid in March 2019. Both the repayment of the Bayer Belgium NV loan and issuance of the Bayer Cyprus loan are reflected in the Condensed Combined Statements of Cash Flows accordingly. The remaining part of the balance relates to a financial liability as a result of the 2013 acquisition of Bomac Group, an Animal Health business in Auckland, New Zealand. The acquired operations exclusively support Animal Health and consequently, the financing associated with the acquisition, which is payable to Bayer Antwerp NV, Belgium, is attributed to Animal Health. The loans are largely denominated in EUR and have a maximum remaining term of 10 months as of September 30, 2019. Interest expense to Bayer Group companies totalled €1 million during the nine months ended September 30, 2019 (2018: €1 million). The interest rate attributable to these loans was between 0% and 2.9% during the nine months ended September 30, 2019 (2018: 0% and 3.9%).

In addition, Animal Health has provided loans to Bayer Group companies. As of September 30, 2019, these loans amount to €1,152 million (Dec. 31, 2018: €1,002 million). The amounts relate to loans given by Animal Health entities Bayer Animal Health/Leverkusen, Bayer BHC Animal Health/USA and Bayer Sichuan/China to Bayer AG and Remaining Bayer entities Bayer Corporation/USA and Dihon Pharmaceuticals/China, respectively.

Hedging Transactions

Hedging transactions for the Company are mainly initiated by Bayer AG. The corresponding receivables are reflected in other financial assets, and the liabilities are reflected in financial liabilities or other liabilities.

Corporate Allocations

Animal Health receives functional leadership services (e.g. corporate accounting/finance/tax etc.) from Bayer Group. The associated corporate costs were allocated to the Animal Health entities within the scope of combination on a pro-rata basis. During the nine months ended September 30, 2019, Animal Health received functional leadership services in the amount of €9 million (Sept. 30, 2018: €7 million).

Insurance

Animal Health has various insurance policies, in particular for liability and property insurance, with the wholly owned Bayer Group subsidiary Pallas Versicherungs AG, Leverkusen.

Leasing

Animal health has leasing arrangements with the Bayer Group. For the purpose of the Condensed Combined Interim Financial Statements all lease transactions with Remaining Bayer are treated as third party transactions. The amount of related party leasing arrangements attributed to Animal Health as of September 30, 2019 is immaterial.

Animal Health Unaudited Condensed Combined Interim Financial Statements	/	26

Employee Benefits

Animal Health employees participate in plans sponsored by Bayer Group. The benefits provided vary, based on the legal, tax and economic framework of each country, with benefits generally based on employee compensation and years of service.

Stock-based compensation

Employees of Animal Health participate in Bayer AG’s stock-based compensation programs. Total stock-based compensation expense for the nine months ended September 30, 2019 amounted to €0 million (Sept. 30, 2018: €0 million). Bayer AG confers the relevant entitlements on behalf and for the account of Animal Health.

HealthCare Pension Reimbursements

By way of an agreement signed on July 8, 2019, Bayer AG and Animal Health GmbH agreed to release Animal Health GmbH against a one-time payment of €8 million, from all further obligations in connection with existing pension entitlements payable by Bayer AG to employees who left the company prior to July 1, 2002, and who worked in what was then the Animal Health business area of Bayer AG. These pension provisions remained with Bayer AG following the carve-out of the former HealthCare business from Bayer AG on January 1, 2003. Animal Health GmbH had previously been obligated to reimburse to Bayer AG the proportional expenses attributable to the Animal Health business, provided it was not covered by a corresponding provision, as well as the proportional administrative expenses.

Miscellaneous

There are profit-and-loss transfer agreements as well as tax groups with Bayer Group companies. The related transactions are shown as contributions and withdrawals for purposes of the Condensed Combined Interim Financial Statements of the Animal Health.

Related persons

Related persons as defined by IAS 24 are persons who, by virtue of the positions they hold in Animal Health and in the interests of Bayer AG, are globally responsible for the operational business of Animal Health. The related persons of Animal Health are the members of its leadership team. In connection with the sale to Elanco, these individuals, as well as other executive staff, are entitled to a retention bonus, which will be paid out shortly before or after the closing of the sale. Members of the Animal Health leadership team are entitled to a retention bonus of up to 50% of their annual base salary, provided they remain with the Company through the closing of the sale to Elanco and certain key performance indicators are met. The maximum amount of potential retention payments to members of the Animal Health leadership team is expected to be approximately €1.4 million. As of September 30, 2019, the Company was in the process of concluding these agreements with members of the leadership team.

10.	Events after the end of the reporting period

The Company evaluated subsequent events for recognition or disclosure through November 11, 2019. As of the evaluation date, no significant activities or events have taken place subsequent to the balance sheet date of September 30, 2019 that have a material impact on the key figures and earnings presented.

Leverkusen, November 11, 2019